EXHIBIT 99.1
KBR Announces Third Quarter 2017 Financial Results

•	Strong earnings of $45 million, with EPS of $0.32; Adjusted EPS of $0.35

•	Positive operating cash flow of $28 million

•	Strong bookings and backlog growth in Government Services

•	Adjusted EPS Guidance increased to a range of $1.35 to $1.50 (excluding legacy legal costs of $13M)

HOUSTON, Texas - October 31, 2017 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced third quarter 2017 financial results.

Consolidated revenue in the third quarter of 2017 was $1.0 billion compared to $1.1 billion in the third quarter of 2016. Net income attributable to KBR was $45 million or $0.32 per diluted share ($0.35 per diluted share excluding $4 million in pre-tax U.S. Government legacy legal fees) in the third quarter of 2017 compared to net loss of $(63) million or $(0.44) per diluted share (($0.44) per diluted share excluding pre-tax U.S. Government legacy legal fees of less than $1 million) in the third quarter of 2016.
Revenue in the third quarter decreased slightly from the same period a year ago driven by lower activity on various projects in our Engineering and Construction segment. The revenue decreases were partially offset by the acquisitions and organic growth in our Government Services segment, and continued growth in our Technology and Consulting segment.
Net income attributable to KBR reflects good performance across all segments. Gross profit improved to $87 million from a loss of $(36) million in the prior year quarter. Program performance this quarter was at or above expectations for all segments, whereas the results in the third quarter of 2016 included $126 million in charges on two projects, the majority of which was for an electric power-generating facility within our Non-Strategic Business segment. These projects have been completed. Equity in earnings this quarter improved to $23 million from $19 million in the prior year quarter, driven by growth in our Affinity joint venture in the U.K. within our Government Services segment.
During the quarter, KBR was awarded several key contracts in its Government Services segment totaling more than $1 billion dollars. These awards provide support services to Navy bases in Diego Garcia, Djibouti, Bahrain and also to the US Army in Europe and the Arabian Peninsula. This business segment continues to strengthen and grow its core business area of providing base operations support to the military and coalition forces across the world.
“We are pleased to once again report strong earnings with continued good performance across all business segments. In particular, our Technology & Consulting segment delivered exceptional margins in the quarter,” said Stuart Bradie, KBR President and CEO. “Our strategy to grow our Government Services business continues to be successful, including recently winning over a billion dollars in contracts to provide base operations support services at U.S. Naval bases.”
“As we continue to experience improved and more consistent profit momentum and cash generation, KBR is positioned for strong long-term growth with less risk and increased financial flexibility,” Bradie continued.
Segment Business Results (All comparisons are third quarter 2017 versus third quarter 2016 unless otherwise noted.)
Government Services (GS) Results
GS revenue was $582 million, an increase of $181 million compared to the third quarter of 2016. The increase was primarily due to the acquisition of HTSI in the third quarter of 2016, continued expansion of task orders on existing U.S. Government contracts including LogCAP IV and growth on existing program management projects in the U.K.
GS gross profit was $39 million (6.7% of revenues), an increase of $7 million from the third quarter of 2016, due to expansion of task orders on LogCAP IV and profits related to the HTSI acquisition that occurred in the third quarter of 2016. The increases were partially offset by non-recurring gains from the funding of previously expensed legal fees and an insurance reimbursement that occurred in the third quarter of 2016 and did not recur in 2017.

Equity in earnings of unconsolidated affiliates was $14 million, an increase of $6 million from the prior year, due to increased activity within our Affinity joint venture in the U.K.
Technology & Consulting (T&C) Results
T&C revenue was $78 million, an increase of $11 million compared to the third quarter of 2016, due primarily to new consulting contracts from upstream projects.
T&C gross profit was $20 million (25.6% of revenues), up $3 million from the third quarter of 2016, due to a favorable technology mix and stronger consulting performance.
Engineering & Construction (E&C) Results
E&C revenue was $370 million, a decrease of $225 million from the third quarter of 2016, primarily due to reduced activity on several projects across the sector. These decreases were partially offset by projects ramping up from new awards in the second half of 2016, including a construction project in Canada.
E&C gross profit was $25 million (6.8% of revenues), an increase of $24 million compared to the third quarter of 2016. The increase can be attributed to strong execution and commercial focus in the quarter, coupled with losses on an ammonia project during the third quarter of 2016 that did not recur in 2017. The increase was partially offset by reduced activity on several projects across the sector as mentioned above.
Equity in earnings of unconsolidated affiliates was $9 million, a decrease of $2 million from the prior year predominantly due to lower activity on the Ichthys joint venture partially offset by increased earnings on our industrial services joint ventures in the Americas as well as our joint ventures in Europe.
Non-strategic Business (NSB) Results
NSB revenue was $4 million, a decrease of $6 million from the prior year, primarily due to EPC power projects in final close-out phase as we exit this business.
NSB gross profit was $3 million, improved by $89 million compared to the third quarter of 2016, due to non-recurring cost increases and delays on a power project in the third quarter of 2016.
Cash Flow and Liquidity
Cash flow from operating activities was $28 million, an increase of $8 million compared to the third quarter of 2016. Cash and equivalents at September 30, 2017 totaled $511 million. As of September 30, 2017, our $1 billion revolving credit agreement had an outstanding balance of $470 million.

New Business Awards
Notable new awards:
Government Services

•
We were awarded a $515 million fixed price with award fee contract by Naval Facilities Engineering Command (NAVFAC) Pacific to provide base operating support (BOS) services at Navy Support Facility Diego Garcia in the British Indian Ocean Territory. The work is expected to be performed over the next eight years if all option years are exercised.

•
We were awarded a $441 million contract for BOS services by NAVFAC Atlantic to provide services primarily at Naval Support Facility Camp Lemonnier in Djibouti, Chabelley Air Field in Djibouti and Camp Simba in Manda Bay, Kenya. The work is expected to be performed over the next eight years if all option years are exercised.

•
We were awarded a $91 million contract for BOS services contract by NAVFAC Atlantic to provide services at various locations within the Kingdom of Bahrain and the United Arab Emirates. The work is expected to be performed over the next eight years if all option years are exercised.

•
We were awarded two task order modifications totaling $116 million to provide logistics support services to the U.S. Army in Europe and the Arabian Peninsula. The Army Contracting Command awarded these task order modifications under the Logistics Civil Augmentation Program IV contract.

Technology and Consulting

•
We were awarded a contract by Dorogobuzh JSC (owned by JSC ACRON) to provide licensing and basic engineering design to revamp an ammonia plant - originally built by KBR - located in the Dorogobuzh, Smolensk region of Russia. Under the agreement KBR will supply its proprietary ammonia technology to increase plant capacity significantly to 2100 MTPD with improved efficiency.

•
We were awarded a guidance study contract by the United States Bureau of Safety & Environmental Enforcement (BSEE) for the Integrity Management Process of Tension Leg Platforms in the U.S. Gulf of Mexico. We will work with BSEE to build the framework for their assessments of tendon performance and their expectations for tendon integrity management.

Engineering and Construction

•
We were awarded an engineering and project management services contract by JVGAS - a joint venture of Sonatrach, Statoil and BP for the provision of engineering, procurement and construction management services in Algeria. KBR will provide detail design engineering, procurement services as well as construction management at the major gas developments at In Salah Gas and In Amenas. This work is expected to be performed over 48 months.

•
We were awarded pre-front end engineering design (FEED) and project support services contracts by BP for the development of the Tortue / Ahmeyim field offshore Mauritania and Senegal. KBR will provide pre-FEED and project support covering design of the subsea, pre-treatment floating production storage and offloading facility, inshore hub/terminal, and interfaces for floating liquefied natural gas for the Tortue Project. This new work will build on the earlier concept phase work for the development of the field already completed by KBR's subsidiary Granherne for BP's partner, Kosmos.

•
We were awarded a project management services contract by OMV Offshore Abu Dhabi GmbH on behalf of Abu Dhabi National Oil Company (ADNOC), for management of the FEED phase of the Hail & Ghasha Development project in Abu Dhabi, United Arab Emirates. The Hail & Ghasha Project, one of the largest sour gas field projects that ADNOC is developing, is forecast to produce about 1 billion cubic feet of sour gas per day.

KBR backlog remained flat at $10.3 billion as of September 30, 2017 compared to $10.3 billion as of June 30, 2017, with backlog growth of $292 million in the GS business segment offsetting declines primarily from our E&C segment.
Guidance

We are increasing the company’s full year 2017 fully diluted adjusted earnings per share guidance to a range of $1.35 to $1.50 per share from the previous range of $1.25 to $1.45. Our guidance of earnings per share is on an adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts. These costs are estimated to be approximately $13 million or $0.09 per fully diluted share in 2017. The estimated legacy legal costs do not assume any cost reimbursement from the U.S. Government that could occur in the future. Our estimated effective tax rate for 2017 is estimated to range from 23% to 25%. Our expected EBITDA has increased to a range of $320 million to $350 million from the previous range of $300 million to $350 million. The operating cash flows are estimated to range from $120 million to $200 million for 2017.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

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Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

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Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

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Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Nelson Rowe
Senior Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2017	2016
Revenues:
Government Services	$582	$401
Technology & Consulting	78	67
Engineering & Construction	370	595
Subtotal	1,030	1,063
Non-strategic Business	4	10
Total revenues	1,034	1,073
Gross profit (loss):
Government Services	39	32
Technology & Consulting	20	17
Engineering & Construction	25	1
Subtotal	84	50
Non-strategic Business	3	(86)
Total gross profit (loss)	87	(36)
Equity in earnings of unconsolidated affiliates:
Government Services	14	8
Technology & Consulting	—	—
Engineering & Construction	9	11
Subtotal	23	19
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	23	19
General and administrative expenses	(37)	(43)
Asset impairment and restructuring charges	—	(7)
Gain on disposition of assets	—	—
Operating income (loss)	73	(67)
Interest expense	(6)	(3)
Other non-operating income (expense)	(4)	2
Income (loss) before income taxes and noncontrolling interests	63	(68)
Benefit (provision) for income taxes	(16)	11
Net income (loss)	47	(57)
Net income attributable to noncontrolling interests	(2)	(6)
Net income (loss) attributable to KBR	$45	$(63)

Net income (loss) attributable to KBR per share:
Basic	$0.32	$(0.44)
Diluted	$0.32	$(0.44)

Basic weighted average common shares outstanding	140	142
Diluted weighted average common shares outstanding	140	142

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2017	2016
Revenues:
Government Services	$1,640	$840
Technology & Consulting	236	262
Engineering & Construction	1,321	1,822
Subtotal	3,197	2,924
Non-strategic Business	37	154
Total revenues	3,234	3,078
Gross profit (loss):
Government Services	113	94
Technology & Consulting	51	49
Engineering & Construction	113	65
Subtotal	277	208
Non-strategic Business	—	(102)
Total gross profit	277	106
Equity in earnings of unconsolidated affiliates:
Government Services	41	29
Technology & Consulting	—	—
Engineering & Construction	23	52
Subtotal	64	81
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	64	81
General and administrative expenses	(107)	(111)
Asset impairment and restructuring charges	—	(21)
Gain on disposition of assets	5	6
Operating income	239	61
Interest expense	(16)	(7)
Other non-operating income (expense)	(9)	8
Income before income taxes and noncontrolling interests	214	62
Provision for income taxes	(50)	(27)
Net income	164	35
Net income attributable to noncontrolling interests	(5)	(9)
Net income attributable to KBR	$159	$26

Net income attributable to KBR per share:
Basic	$1.12	$0.18
Diluted	$1.12	$0.18

Basic weighted average common shares outstanding	141	142
Diluted weighted average common shares outstanding	141	142

Cash dividends declared per share	$0.24	$0.24

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$511	$536
Accounts receivable, net of allowance for doubtful accounts of $14 and $14	501	592
Costs and estimated earnings in excess of billings on uncompleted contracts	412	416
Claims receivable	—	400
Other current assets	94	103
Total current assets	1,518	2,047
Claims and accounts receivable	100	131
Property, plant, and equipment, net of accumulated depreciation of $323 and $324 (including net PPE of $35 and $36 owned by a variable interest entity)	134	145
Goodwill	965	959
Intangible assets, net of accumulated amortization of $119 and $100	237	248
Equity in and advances to unconsolidated affiliates	401	369
Deferred income taxes	122	118
Other assets	124	127
Total assets	$3,601	$4,144

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$398	$535
Billings in excess of costs and estimated earnings on uncompleted contracts	360	552
Accrued salaries, wages and benefits	211	171
Nonrecourse project debt	10	9
Other current liabilities	193	292
Total current liabilities	1,172	1,559
Pension obligations	520	526
Employee compensation and benefits	116	113
Income tax payable	81	78
Deferred income taxes	66	149
Nonrecourse project debt	32	34
Revolving credit agreement	470	650
Deferred income from unconsolidated affiliates	98	90
Other liabilities	188	200
Total liabilities	2,743	3,399
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,095	2,088
Accumulated other comprehensive loss	(1,024)	(1,050)
Retained earnings	613	488
Treasury stock	(817)	(769)
Total KBR shareholders' equity	867	757
Noncontrolling interests	(9)	(12)
Total shareholders' equity	858	745
Total liabilities and shareholders' equity	$3,601	$4,144

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2017	2016
Cash flows provided by operating activities:
Net income (loss)	$47	$(57)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11	12
Equity in earnings of unconsolidated affiliates	(23)	(19)
Deferred income tax expense	10	—
Other	9	4
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	30	(16)
Costs and estimated earnings in excess of billings on uncompleted contracts	(30)	53
Accounts payable	(18)	7
Billings in excess of costs and estimated earnings on uncompleted contracts	(40)	16
Accrued salaries, wages and benefits	37	(8)
Reserve for loss on uncompleted contracts	(8)	8
Payments from unconsolidated affiliates, net	1	5
Distributions of earnings from unconsolidated affiliates	11	15
Income taxes payable	(2)	(9)
Pension funding	(10)	(10)
Net settlement of derivative contracts	3	(5)
Other assets and liabilities	—	24
Total cash flows provided by operating activities	28	20
Cash flows used in investing activities:
Purchases of property, plant and equipment	—	(2)
Proceeds from sale of assets or investments	—	1
Payments for investments in equity method joint ventures	—	(5)
Acquisition of businesses, net of cash acquired	—	(889)
Other	(1)	—
Total cash flows used in investing activities	(1)	(895)
Cash flows provided by (used in) financing activities:
Payments of dividends to shareholders	(11)	(11)
Borrowings on revolving credit agreement	—	700
Payments on revolving credit agreement	—	(50)
Excess tax benefits from share-based compensation	—	(1)
Total cash flows provided by (used in) financing activities	(11)	638
Effect of exchange rate changes on cash	4	2
Increase (decrease) in cash and equivalents	20	(235)
Cash and equivalents at beginning of period	491	804
Cash and equivalents at end of period	$511	$569

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2017	2016
Cash flows provided by operating activities:
Net income	$164	$35
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	38	31
Equity in earnings of unconsolidated affiliates	(64)	(81)
Deferred income tax (benefit) expense	(75)	7
Other	20	4
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	100	9
Costs and estimated earnings in excess of billings on uncompleted contracts	11	25
Claims receivable	400	—
Accounts payable	(144)	39
Billings in excess of costs and estimated earnings on uncompleted contracts	(207)	14
Accrued salaries, wages and benefits	39	(19)
Reserve for loss on uncompleted contracts	(43)	(15)
Payments from (advances to) unconsolidated affiliates, net	6	(3)
Distributions of earnings from unconsolidated affiliates	41	43
Income taxes payable	(7)	(19)
Pension funding	(28)	(31)
Net settlement of derivative contracts	4	(8)
Other assets and liabilities	(17)	(23)
Total cash flows provided by operating activities	238	8
Cash flows used in investing activities:
Purchases of property, plant and equipment	(6)	(8)
Proceeds from sale of assets or investments	2	2
Payments for investments in equity method joint ventures	—	(5)
Acquisition of businesses, net of cash acquired	2	(911)
Other	(2)	—
Total cash flows used in investing activities	(4)	(922)
Cash flows provided by (used in) financing activities:
Payments to reacquire common stock	(52)	(2)
Distributions to noncontrolling interests	(1)	(9)
Payments of dividends to shareholders	(34)	(34)
Borrowings on revolving credit agreement	—	700
Payments on revolving credit agreement	(180)	(50)
Payments on short-term and long-term borrowings	(5)	(5)
Total cash flows provided by (used in) financing activities	(272)	600
Effect of exchange rate changes on cash	13	—
Decrease in cash and equivalents	(25)	(314)
Cash and equivalents at beginning of period	536	883
Cash and equivalents at end of period	$511	$569

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	September 30,	June 30,	December 31,
	2017	2017	2016
Government Services	$8,183	$7,891	$7,821
Technology & Consulting	278	292	313
Engineering & Construction	1,874	2,134	2,769
Subtotal	10,335	10,317	10,903
Non-strategic Business	7	7	35
Total backlog	$10,342	$10,324	$10,938

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.
We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $7.2 billion at September 30, 2017 and $7.4 billion at December 31, 2016. We consolidate joint ventures which are majority-owned and controlled or are variable interest entities ("VIEs") in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $130 million at September 30, 2017 and $151 million at December 31, 2016.
We estimate that as of September 30, 2017, 34% of our backlog will be executed within one year. Of this amount, 61% will be recognized in revenues on our condensed consolidated statement of operations and 39% will be recorded by our unconsolidated joint ventures. As of September 30, 2017, $112 million of our backlog relates to active contracts that are in a loss position.
As of September 30, 2017, 11% of our backlog was attributable to fixed-price contracts, 61% was attributable to PFIs and 28% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2017, $7.6 billion of our GS backlog was currently funded by our customers.